SEPARATION AGREEMENT AND RELEASE

         This Separation Agreement and Release (the "Agreement") is entered into on July __, 1996 ("Effective Date"), between UDC HOMES, INC., a Delaware corporation ("UDC") and JACQUES C. LAZARD ("Lazard").

                                    RECITALS

         1. Lazard has been employed as Executive Vice President and Chief Financial Officer of UDC, which employment is governed by the terms of an Employment Agreement dated September 15, 1995;

         2. UDC wishes to retain Lazard's services from time to time and the parties want to terminate their employment relationship amicably and resolve all issues to their mutual satisfaction.

         NOW THEREFORE, in exchange for the mutual promises and release set forth below, the sufficiency of which is acknowledged, the parties agree as follows:

                                    AGREEMENT

         1. Termination
            -----------

         Lazard's employment with UDC will terminate effective August 31, 1996 (the "Termination Date").

         2. Compensation
            ------------

                  A. For services rendered from the Effective Date through the Termination Date, UDC will pay Lazard his current rate of Eighteen Thousand Seven Hundred and Fifty Dollars ($18,750) per month, less customary withholdings, PROVIDED that if Lazard accepts a position with DMB Associates, Inc., AEW Partners, L.P. or any of their affiliated entities prior to the Termination Date, UDC will pay Lazard an agreed upon bonus for projects completed in lieu of the above salary.

                  B. With the first payroll after the Termination Date, UDC will pay Lazard all salary earned and unused vacation time accrued by Lazard and remaining unpaid as of the Termination Date, less customary withholdings.

                  C. For a period of twelve months after the Termination Date, UDC will pay to Lazard monthly severance benefits in the amount of Forty
Thousand Dollars ($40,000) per month, for a total of Four Hundred Eighty Thousand Dollars ($480,000), less customary withholdings.

                  D. For two years after the Termination Date, UDC will provide continuing health care coverage under COBRA for Lazard and his eligible dependents at no cost to Lazard to the extent permitted by UDC's health insurance plan. If UDC's plan does not permit continuing COBRA coverage for this period or any portion thereof, UDC will provide Lazard and his eligible dependents coverage comparable to what he would have received had he remained employed as a senior executive of UDC during the period in question.

                  During this period UDC also agrees to maintain in effect any life and accidental death and dismemberment benefits available to Lazard and his dependents as of the Termination Date, PROVIDED that such continued participation is possible under the general terms and provisions of UDC's plans. If such continued participation is not permitted under such terms and provisions, UDC will obtain comparable coverage for Lazard and his dependents under individual policies.

                  If Lazard becomes covered by another employer's group plan that provides benefits to Lazard and his dependents comparable to those provided by UDC, then UDC's plan shall no longer be liable for any benefits under this section. UDC will fully indemnify Lazard and hold him harmless, on an after-tax basis, for any tax (including interest and penalties) imposed on Lazard as a result of UDC providing to him any continued welfare plan coverage or welfare benefits under this section.

                  E. Lazard acknowledges that the compensation and benefits provided in this Agreement are exclusive and constitute all of the benefits and privileges to which Lazard is entitled on account of or following the termination of his employment and that these amounts are all Lazard will ever receive from UDC or any other released party for any and all claims or obligations as described in paragraph 5 below.

         3. Consulting Services
            -------------------

       From and after the Termination date, Lazard agrees to provide to UDC consulting services or assistance with special projects as requested from time to time by UDC's President and as mutually agreed upon. UDC will pay Lazard for any consulting services rendered at a rate of compensation mutually agreed upon before such services are undertaken.

         4. Cooperation
            -----------

         Lazard agrees to assist and cooperate fully with UDC and its attorneys and authorized representatives in the reasonable preparation, defense and disposition of any legal actions currently pending or that may arise in which UDC requires or desires Lazard's participation or testimony, except as to legal actions adverse to financial or accounting entities with whom Lazard maintains or desires to maintain an amicable working relationship. UDC will promptly reimburse Lazard for any reasonable expenses or losses incurred by Lazard upon submission of documentation requesting such reimbursement.

         5. Releases
            --------

         In consideration of the promises and benefits provided under this Agreement, which Lazard acknowledges are sufficient consideration, Lazard (for himself, his agents, heirs, executors, administrators, and assigns) hereby knowingly and voluntarily releases, holds harmless and discharges forever UDC; its parent, subsidiary, affiliate, predecessor and successor corporations or entities; their current and former shareholders, members, directors, officers, partners, agents, and employees; and all of their current and former attorneys, accountants, insurers, agents, heirs, administrators, executors, successors, assigns and other representatives (collectively, the "Released Parties") from any and all agreements, debts, claims, demands, obligations, damages, liabilities and causes of action of every kind or nature, known or unknown, foreseen or unforeseen, that exist as of the date of this Agreement ("claims"), PROVIDED THAT this release does not include (i) claims against any of the individual released parties arising out of conduct that is not undertaken on behalf of UDC; (ii) claims for breach of this Agreement; and (iii) claims for indemnification under UDC's Certificate of Incorporation, Restated Bylaws, and Director and Officer liability coverage to the extent provided as of the Termination Date.

         Without limiting the generality of the above release, Lazard knowingly and voluntarily releases any claims arising under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Arizona Civil Rights Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, and all other statutory, common law or equitable claims arising out of or related in any way to his employment with UDC or any related or affiliated entity or the termination thereof.

         Lazard acknowledges that the above release is a general release and that he waives and assumes the risk of any and all claims that exist as of this date, including those of which he does not know or suspect to exist whether through ignorance, oversight, error, negligence or otherwise, and which, if known, would materially affect his decision to enter into this Agreement. Lazard covenants that he will forever refrain from instituting or in any way pursuing any action against the Released Parties for any claim whatsoever existing as of the Effective Date of this Agreement.

         UDC releases Lazard from any claims against him on the same terms as above, PROVIDED THAT (1) such release is conditioned upon Lazard's execution of a Supplemental Release releasing any claims under the Age Discrimination in Employment Act; and (2) such release does not include any claims arising out of conduct by Lazard for which Lazard is not entitled to indemnification under Delaware law or UDC's Restated Bylaws.

         6. Confidentiality
            ---------------

         The parties agree that the terms and conditions of this Agreement and the events that led to this Agreement are confidential and that they will not, either directly or indirectly, or through any other person, agent or representative, disclose any of the above information, except (1) as required by order of a court of competent jurisdiction; (2) as required by law (including without limitation for Securities Exchange Commission filings); (3) as necessary to enforce this Agreement, including any litigation related thereto; and (4) disclosure to the parties' directors, officers, employees, accountants, attorneys and other representatives on a need-to-know basis. The parties agree that any disclosures to others regarding the circumstances of Lazard's departure from UDC will be consistent with UDC's press release issued June ___, 1996.

         7. Intent of Agreement
            -------------------

         By this Agreement neither party admits any liability or wrongdoing to the other.

         8. Entire Agreement
            ----------------

         This Agreement is the entire, integrated Agreement of the parties and supersedes any and all prior and contemporaneous agreements, promises, representations, negotiations, and understandings of the parties, whether written or oral, including but not limited to (a) the Employment Agreement dated September 15, 1995; and (2) the Executive Severance Agreement dated September 12, 1994, as amended May 5, 1995.


         9. Modification and Waiver
            -----------------------

         No modification or amendment to this Agreement shall be effective unless in writing and signed by all parties to this Agreement. No waiver shall be effective unless in writing and executed by the party against whom enforcement of the waiver is sought.

         10. Knowing and Voluntary Agreement
             -------------------------------

         The parties enter into this negotiated agreement freely and voluntarily with full and complete knowledge of the meaning and legal significance of the terms of this Agreement. In signing this Agreement, the parties acknowledge that they have had an opportunity to consult with attorneys of their own choosing; that they have read all the terms of this Agreement; and that they fully understand and voluntarily accept these terms.

         11. Attorneys' Fees and Costs
             -------------------------

         In the event of litigation involving this Agreement, the unsuccessful party agrees to pay the prevailing party's reasonable attorneys' fees and costs.

         12. Governing Law
             -------------

         This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona. The parties agree that any suit involving this Agreement must be brought in Maricopa County, Arizona.

         13. Severability
             ------------

         If any provision of this Agreement is unenforceable, the remaining provisions shall not be impaired or affected in any way.

         14. Binding Effect
             --------------

         This Agreement is binding upon and works to the benefit of the parties to this Agreement and all other parties designated in Paragraph 5.

         DATED:  July __, 1996.


         ---------------------------        -------------------------------
         UDC HOMES, INC.                    Jacques C. Lazard
         By Garth Wieger
         Its President
                                            -------------------------------
                                            Lorel S. Lazard
                                       -5-